Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers and Unitholders

Intuitive Machines, LLC and subsidiaries

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Intuitive Machines, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Houston, Texas

March 30, 2023

INTUITIVE MACHINES, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts and par value)

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$25,764	$29,289
Restricted cash	62	62
Trade accounts receivable, net of allowance for expected credit losses of $836 and $0, respectively	1,302	3,390
Contract assets	6,979	1,844
Prepaid and other current assets	6,885	1,186
Total current assets	40,992	35,771
Property and equipment, net	21,176	5,849
Operating lease right-of-use assets	4,829	1,829
Deferred income taxes	7	—
Total assets	$67,004	$43,449
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$6,081	$2,658
Accounts payable - affiliated companies	442	218
Current maturities of long-term debt	16,098	12,108
Contract liabilities, current	56,656	49,629
Operating lease liabilities, current	725	514
Other current liabilities	15,178	3,292
Total current liabilities	95,180	68,419
Long-term debt, net of current maturities	3,863	—
Contract liabilities, non-current	2,188	10,530
Operating lease liabilities, non-current	5,078	2,371
Simple Agreements for Future Equity (“SAFE agreements”)	18,314	13,973
Total liabilities	124,623	95,293
Commitments and contingencies (Note 14)
MEMBERS’ EQUITY
Common units, $0.00001 par value, unlimited units authorized, 122,505,500 and 122,500,000 units issued and outstanding at December 31, 2022 and December 31, 2021	1	1
Paid in capital	14,967	14,337
Accumulated deficit	(72,587)	(66,182)
Total members’ equity	(57,619)	(51,844)
Total liabilities and members’ equity	$67,004	$43,449

The accompanying notes are an integral part of these consolidated financial statements

INTUITIVE MACHINES, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit amounts)

	Year Ended December 31,
	2022	2021
Revenue	$85,946	$72,550
Operating expenses:
Cost of revenues (excluding depreciation)	75,513	100,307
Depreciation	1,072	840
General and administrative expense (excluding depreciation)	14,868	9,291
Total operating expenses	91,453	110,438
Operating loss	(5,507)	(37,888)
Other income, net
Interest expense, net	(836)	(224)
Gain on extinguishment of debt	—	1,806
Change in fair value of SAFE agreements	(91)	527
Other income, net	6	133
Total other (expense) income, net	$(921)	$2,242
Loss before income taxes	(6,428)	(35,646)
Income tax benefit (expense)	23	(2)
Net loss	$(6,405)	$(35,648)

Net loss per unit
Basic	$(0.05)	$(0.29)
Diluted	$(0.05)	$(0.29)
Weighted-average number of units outstanding
Basic	122,501,241	122,500,000
Diluted	122,501,241	122,500,000

The accompanying notes are an integral part of these consolidated financial statements

INTUITIVE MACHINES, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(in thousands, except unit data)

	Members Units		Paid-in	Accumulated	Noncontrolling
	Units	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2020	122,500,000	$1	$14,168	$(30,534)	$1,351	$(15,014)
Share-based compensation expense	—	—	318	—	—	318
Investment in Intuitive Aviation	—	—	(149)	—	(1,351)	(1,500)
Net loss	—	—	—	(35,648)	—	(35,648)
Balance, December 31, 2021	122,500,000	1	14,337	(66,182)	—	(51,844)

	Members Units		Paid-in	Accumulated	Noncontrolling
	Units	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2021	122,500,000	1	14,337	(66,182)	—	(51,844)
Issuance of Units	5,500	—	6	—	—	6
Share-based compensation expense	—	—	624	—	—	624
Net loss	—	—	—	(6,405)	—	(6,405)
Balance, December 31, 2022	122,505,500	$1	$14,967	$(72,587)	$—	$(57,619)

The accompanying notes are an integral part of these consolidated financial statements

INTUITIVE MACHINES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(6,405)	$(35,648)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,072	840
Loss on disposal of property and equipment	6	—
Gain on extinguishment of debt	—	(1,806)
Share-based compensation expense	624	318
Change in fair value of SAFE agreements	91	(527)
Deferred income taxes	(7)	—
Other	13	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	2,088	(2,687)
Accounts receivable - affiliated companies	—	114
Contract assets	(5,135)	5,309
Prepaid expenses	(5,699)	(738)
Other assets, net	(2,999)	293
Accounts payable	3,423	(9,240)
Accounts payable - affiliated companies	225	157
Contract liabilities - current and long-term	(1,316)	25,416
Other liabilities	14,803	1,631
Net cash provided by (used in) operating activities	784	(16,568)
Cash flows from investing activities:
Purchase of property and equipment	(16,405)	(3,176)
Net cash used in investing activities	(16,405)	(3,176)
Cash flows from financing activities:
Proceeds from borrowings	7,948	12,170
Repayment of loans	(108)	(63)
Proceeds from issuance of units	6	—
SAFE agreements	4,250	13,000
Net cash provided by financing activities	12,096	25,107
Net (decrease) increase in cash, cash equivalents and restricted cash	(3,525)	5,363
Cash, cash equivalents and restricted cash at beginning of the period	29,351	23,988
Cash, cash equivalents and restricted cash at end of the period	25,826	29,351
Less: restricted cash	62	62
Cash and cash equivalents at end of the period	$25,764	$29,289

The accompanying notes are an integral part of these consolidated financial statements

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

NOTE 1 - BUSINESS DESCRIPTION

Intuitive Machines, LLC (the “Company”, “IM”, “Intuitive Machines”, “we” or “our”) designs, manufactures and operates space products and services. Intuitive Machines’ near-term focus is to create and operate space systems and space infrastructure on and in the vicinity of the Moon that enable scientific and human exploration and utilization of lunar resources to support sustainable human presence on the Moon and exploration to Mars and beyond. Intuitive Machines offers its customers the flexibility needed to pioneer a thriving and diverse lunar economy designed to enable a permanent presence in lunar orbit and on the lunar surface. IM is currently headquartered in Houston, Texas.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC. Our consolidated financial statements include the accounts of Intuitive Machines, the accounts of Intuitive Aviation Inc. (“IA” or “Intuitive Aviation”), a wholly owned subsidiary, Space Network Solutions, LLC (“SNS” or “Space Network Solutions”), and IX, LLC, variable interest entities (“VIE”) for which we are the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates.

The Company bases its estimates and assumptions on historical experience, other factors, including the current economic environment and on various other judgments that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Unit Split

On May 25, 2021, in accordance with the amended and restated LLC agreement, Class A Unit Interests increased by a multiple of one hundred thousand (100,000) or 1 to 100,000 unit (the “Unit Split”). The Class A members and their respective unit interests uniformly increased. Unless otherwise indicated, all share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the Unit Split.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (“CODM”) in making decisions regarding resource allocation and assessing performance. All of the Company’s assets are maintained in the United States. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Certain Significant Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. By their nature, all such financial instruments involve risks, including the credit risk of nonperformance by counterparties. The Company generally does not require collateral to support the obligations of the counterparties and cash levels held at banks are more than federally insured limits. The Company limits its exposure to credit loss by maintaining its cash and cash equivalents with highly rated financial institutions. The Company has not experienced material losses on its deposits of cash and cash equivalents.

The Company monitors the creditworthiness of its customers to whom it grants credit terms in the normal course of its business. The Company evaluates the collectability of its accounts receivable based on known collection risks and historical experience. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company (e.g., bankruptcy filings, substantial downgrading of credit ratings), the Company records a specific allowance for expected credit losses against amounts to reduce the net recognized receivable to the amount it reasonably believes will be collected and revenue recognition is deferred until the amount is collected and the contract is completed. For all other customers, the Company records allowances for credit losses based on the specific analysis of the customer’s ability to pay on an as needed basis.

Major customers are defined as those individually comprising more than 10% of revenue. For the years ended December 31, 2022 and 2021, there was one major customer that accounted for 83% and 83%, respectively, of the Company’s total revenue. The largest customer did not have any accounts receivable as of December 31, 2022, while two other customers accounted for 35% and 14% of the accounts receivable balance as of December 31, 2022. The largest customer did not have any accounts receivable as of December 31, 2021, while two other customers accounted for 40% and 30% of the accounts receivable balance as of December 31, 2021.

Major suppliers are defined as those individually comprising more than 10% of the annual goods or services purchased. For the years ended December 31, 2022 and 2021, the Company had one major supplier representing 63% and 42% of goods and services purchased, respectively. As of December 31, 2022, the largest supplier represented 21% of the accounts payable balance. As of December 31, 2021, the largest supplier did not have any accounts payable, while two other suppliers accounted for 17% and 13% of the accounts payable balance.

Liquidity and Capital Resources

The audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, and related notes (collectively referred to as the “consolidated financial statements”) were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

As of December 31, 2022, the Company had cash and cash equivalents of $25.8 million and a working capital deficit of $53.5 million. The Company has historically funded its operations through internally generated cash on hand, proceeds from sales of our capital stock including the execution of SAFE agreements, and proceeds from the issuance of bank debt.

As further described in Note 17, on February 13, 2023, as contemplated by the business combination agreement entered into as of September 16, 2022, the Company and Intuitive Machines, Inc. (formerly Inflection Point Acquisition Corp. or “IPAX”) consummated the business combination to effect the merger of the Company and IPAX. Upon the close of the business combination, the Company received approximately $34.1 million of gross proceeds to fund operations. Additionally, as a result of the close, the Company entered into a common stock purchase agreement relating to an equity facility under which the Company may direct the counterparty to purchase up to $50 million of newly issued common stock subject to certain requirements and limitations.

Management believes that the cash available from the consummation of the business combination and related transactions will be sufficient to fund the short-term liquidity needs and the execution of the business plan through at least the twelve-month period from the date the financial statements are issued.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Cash and Cash Equivalents

The Company considers cash, time deposits and other highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of cash not readily available for general purpose cash needs. Restricted cash relates to cash held at commercial banks to support credit accounts. Restricted cash serving as collateral will be released upon full repayment of the credit account.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amount and unbilled receivable, less an allowance for any potential expected uncollectible amounts and do not bear interest. The Company estimates allowance for credit losses based on the credit worthiness of each customer, historical collections experience and other information, including the aging of the receivables. The Company writes off accounts receivable against the allowance for credit losses when a balance is unlikely to be collected.

Prepayments and Other Current Assets

Prepaid and other current assets primarily consist of prepaid service fees, security deposits and other general prepayments.

Property and Equipment, Net

Property and equipment, net are stated at cost, less accumulated depreciation. Property and equipment which are not in service are classified as construction-in-process.

Depreciation is computed using the straight-line method over the following estimated useful lives of assets:

Asset	Useful Life
Leasehold improvements	1 - 7 years
Vehicles and trailers	3 - 5 years
Computers and software	3 years
Furniture and fixtures	5 years
Machinery and equipment	3 - 7 years

Expenditures for maintenance and repairs that do not extend the useful lives of property and equipment are recognized as expenses when incurred. Upon retirement or sale of assets, the cost and related accumulated depreciation and amortization is written off. No material gains or losses related to the sale of assets have been recognized in the accompanying consolidated statements of operations.

Long-Lived Assets

Long-lived assets consist of property and equipment, net, and are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the long-lived asset may not be recoverable. Recoverability is measured by comparing the carrying value of a long-lived asset to the future undiscounted cash flows that the long-lived asset is expected to generate from use and eventual disposition. An impairment loss will be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. No impairment charges were recorded for the years ended December 31, 2022 and 2021.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Operating Lease Liabilities and Right-of-Use Assets

We determine whether a contract is or contains a lease when we have the right to control the use of the identified asset in exchange for consideration. Lease liabilities and right-of-use assets (“ROU assets”) are recognized at the commencement date based on the present value of lease payments over the lease term. We use our incremental borrowing rate in the calculation of present value unless the implicit rate can be readily determined, however, the lease liability associated with leases calculated using implicit rates is not significant. Certain leases include provisions for the renewal or termination. We only consider fixed payments and those options that are reasonably certain to be exercised in the determination of the lease term and the initial measurement of lease liabilities and ROU assets. Expense for operating lease payments is recognized as lease expense on a straight-line basis over the lease term. We do not separate lease and non-lease components of a contract. Operating lease ROU assets are presented within Operating lease right-of-use assets on our consolidated balance sheet. See Note 5 - Leases for further disclosures and information on leases.

Fair Value Measurements

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, trade receivables, trade payables, amounts receivable or payable to related parties and long-term debt. The carrying amount of cash and cash equivalents, trade receivables, trade payables and receivables and payables from affiliates approximates fair value because of the short-term nature of the instruments. The fair value of debt approximates its carrying value because the cost of borrowing fluctuates based upon market conditions.

We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. We estimate fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

●	Level 1: Quoted prices for identical instruments in active markets.

●	Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable; and

●	Level 3: Significant inputs to the valuation model are unobservable.

General and Administrative Expense

General, selling, and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; rent relating to the Company’s office space; professional fees and other general corporate costs. Human capital expenses primarily include salaries and benefits.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Revenue Recognition

Most of our revenues are from long-term contracts associated with the engineering services for the research, design, development, manufacturing, integration and sustainment of advanced technology aerospace systems. Revenue is measured based on the amount of consideration specified in a contract with a customer. Revenue is recognized when and as our performance obligations under the terms of the contract are satisfied which generally occurs with the transfer of services to the customer. For each long-term contract, we determine the transaction price based on the consideration expected to be received. We allocate the transaction price to each distinct performance obligation to deliver a good or service, or a collection of goods and/or services, based on the relative standalone selling prices.

Contract Combination

To determine the proper revenue recognition method for contracts, we evaluate whether two or more contracts should be combined and accounted for as one single contract and whether the combined or single contract should be accounted for as more than one performance obligation. This evaluation requires judgment and the decision to combine a group of contracts or separate a combined or single contract into multiple performance obligations could change the amount of revenue and profit recorded in each period. Contracts are considered to have a single performance obligation if the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts primarily because we provide a significant service of integrating a complex set of tasks and components into a single project or capability.

Contract Types

The Company performs work under contracts that broadly consist of fixed-price, time and materials or a combination of the two. Pricing for all customers is based on specific negotiations with each customer.

For most of our business, where performance obligations are satisfied due to the continuous transfer of control to the customer, revenue is recognized over time. Where the customer contracts with us to provide a significant service of integrating a complex set of tasks and components into a single project or capability, those contracts are accounted for as single performance obligations. We recognize revenue generally using the cost-to-cost method, based primarily on contract costs incurred to date compared to total estimated contract costs at completion. This method is deemed appropriate in measuring performance towards completion because it directly measures the value of the goods and services transferred to the customer. Billing timetables and payment terms on our contracts vary based on a few factors, including the contract type. Typical payment terms under fixed-price contracts provide that the customer pays either performance-based payment based on the achievement of contract milestones or progress payments based on a percentage of costs we incur.

For a small portion of our business, where we have the right to consideration from the customer in an amount that corresponds directly with the value received by the customer based on our performance to date, revenue is recognized when services are performed and contractually billable. Under the typical payment terms of our services contracts, amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., weekly, biweekly, or monthly) or upon achievement of contractual milestones.

Contract Costs

Contract costs include all direct materials, labor and subcontractor costs and an allocation of indirect costs related to contract performance. Customer-furnished materials are included in both contract revenue and cost of revenue when management concludes that the company is acting as a principal rather than as an agent. Revenue for uninstalled materials is recognized when the cost is incurred and control is transferred to the customer, which revenue is recognized using the cost-to-cost method. Certain costs associated with significant long-term service arrangements are capitalized and amortized across the life of the contract. Capitalized contract costs primarily relate to prepaid pre-launch integration and engineering services and launch services subcontracted with a third-party. Pre-launch integration and engineering services and launch services are capitalized and amortized over the term of the contract on a systematic basis that is consistent with the transfer of the goods and services to our end customer. Project mobilization costs are generally charged to the project as incurred when they are an integrated part of the performance obligation being transferred to the client. Costs to obtain a contract are expensed as incurred unless they are expected to be recovered from the customer.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Variable Consideration

It is common for our contracts to contain variable consideration in the form of award fees, incentive fees, performance bonuses, liquidated damages or penalties that may increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or targets and can be based on customer discretion. We estimate the amount of variable consideration based on a weighted probability or the most likely amount to which we expect to be entitled. Variable consideration is included in the transaction price when it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include such amounts in the transaction price are based largely on our assessment of legal enforceability, anticipated performance, and any other information (historical, current or forecasted) that is reasonably available to us.

Contract Estimates and Modifications

Due to the nature of the work required to be performed on many of our performance obligations, the estimation of total revenue and cost at completion is complex and subject to many variables and requires significant judgment. As a significant change in estimated total revenue and cost could affect the profitability of our contracts, we routinely review and update our contract-related estimates through a disciplined project review process in which management reviews the progress and execution of our performance obligations and the estimate at completion. As part of this process, management reviews information including, but not limited to, outstanding contract matters, progress towards completion, program schedule and the associated changes in estimates of revenues and costs. Management must make assumptions and estimates regarding the availability and productivity of labor, the complexity of the work to be performed, the availability and cost of materials, the performance of subcontractors and the availability and timing of funding from the customer, along with other risks inherent in performing services under all contracts where we recognize revenue over time using the cost-to-cost method.

We typically recognize changes in contract estimates on a cumulative catch-up basis in the period in which the changes are identified. Such changes in contract estimates can result in the recognition of revenue in a current period for performance obligations which were satisfied or partially satisfied in prior period. Changes in contract estimates may also result in the reversal of previously recognized revenue if the current estimate differs from the previous estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, we recognize the total loss in the period it is identified.

Contracts are often modified to account for changes in contract specifications and requirements. Most of our contract modifications are for goods or services that are not distinct from existing contracts due to the significant integration provided in the context of the contract and are accounted for as if they were part of the original contract. The effect of a contract modification on the transaction price and our measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. We account for contract modifications prospectively when the modification results in the promise to deliver additional goods or services that are distinct and the increase in price of the contract is for the same amount as the stand-alone selling price of the additional goods or services included in the modification.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Unbilled Receivables and Deferred Revenue

Billing practices are governed by the contract terms of each project based upon costs incurred, achievement of milestones or predetermined schedules. Billings do not necessarily correlate with revenue recognized over time using the cost-to-cost method. Unbilled receivables (contract assets) include unbilled amounts typically resulting from revenue under long-term contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Deferred revenue (contract liabilities) consists of advance payments and billings in excess of revenue recognized. Our unbilled receivables and deferred revenue are reported in a net position on a contract-by-contract basis at the end of each reporting period.

The payment terms of our contracts from time to time require the customer to make advance payments as well as interim payments as work progresses. The advance payment generally is not considered to contain a significant financing component as we expect to recognize those amounts in revenue within a year of receipt as work progresses on the related performance obligation.

Income Taxes

Intuitive Machines

Intuitive Machines has elected to be treated as a partnership for income tax purposes. Partnerships are not subject to U.S. federal income taxes. Rather, the partnership’s taxable income flows through to the owners, who are responsible for paying the applicable income taxes on the income allocated to them. Accordingly, no provision for federal income taxes has been recorded for Intuitive Machines, LLC. However, the Company is subject to Texas Margin Taxes. The Company recorded $23 thousand of income tax benefit and $2 thousand of income tax expense for the years ended December 31, 2022 and 2021, respectively, in the accompanying consolidated statements of operations.

Intuitive Machines is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (“the Centralized Partnership audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of Intuitive Machines would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that Intuitive Machines would pay an “imputed underpayment” including interest and penalties, if applicable. Intuitive Machines may instead elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal or business tax returns. If Intuitive Machines receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time to allocate such imputed underpayment to each partner based on their specific share of such imputed underpayment. Any payments that Intuitive Machines ultimately makes on behalf of its current partners will be reflected as a distribution, rather than tax expense, at the time that such distribution is declared.

Intuitive Aviation

Intuitive Aviation is a corporation for tax purposes and is subject to U.S. federal income taxes. Accordingly, provision for income taxes has been recorded for Intuitive Aviation, Inc. We use the asset and liability method of accounting for income taxes for Intuitive Aviation. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss (“NOL”) and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date. The realizability of deferred tax assets is evaluated quarterly based on a “more likely than not” standard and, to the extent this threshold is not met, a valuation allowance is recorded.

We have determined that there are not any tax positions outstanding that would fail to meet a “more likely than not” standard, and therefore there have not been any uncertain tax positions identified.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Space Network Solutions

Space Network Solutions has elected to be treated as a partnership for income tax purposes. Partnerships are not subject to U.S. federal income taxes. Rather, the partnership’s taxable income flows through to the owners, who are responsible for paying the applicable income taxes on the income allocated to them. Accordingly, no provision for federal income taxes has been recorded for Space Network Solutions, LLC. However, Space Network Solutions is subject to Texas Margin Taxes. The Company recorded $0 for the years ended December 31, 2022 and 2021, respectively, in income tax expense in the accompanying consolidated statements of operations.

Space Network Solutions is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (“the Centralized Partnership audit Regime”). Under the Centralized Partnership Audit Regime, any Internal Revenue Service (“IRS”) audit of Space Network Solutions would be conducted at the Company level, and if the IRS determines an adjustment, the default rule is that Space Network Solutions would pay an “imputed underpayment” including interest and penalties, if applicable. Space Network Solutions may instead elect to make a “push-out” election, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own personal or business tax returns. If Space Network Solutions receives an imputed underpayment, a determination will be made based on the relevant facts and circumstances that exist at that time to allocate such imputed underpayment to each partner based on their specific share of such imputed underpayment. Any payments that Space Network Solutions ultimately makes on behalf of its current partners will be reflected as a distribution, rather than tax expense, at the time that such distribution is declared.

The Company follows the guidance of ASC Topic 740, Income Taxes. Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The open tax years for Intuitive Machines’ and Intuitive Aviation’s tax returns include 2019 through 2021 for state and federal reporting purposes.

Unit-Based Compensation

We recognize all unit-based awards to employees and directors as unit-based compensation expense based upon their fair values on the date of grant.

We estimate the fair value of unit-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense during the requisite service periods. We have estimated the fair value for each option award as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of our unit price. We recognize the unit-based compensation expense over the requisite service period using the straight-line method for service condition only awards, which is generally a vesting term of five years. Forfeitures are accounted for in the period in which they occur.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Accounting Principles Recently Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which removes specific exceptions to the general principles in ASC Topic 740 related to the incremental approach for intra-period tax allocation, accounting for basis differences for ownership changes in foreign investments and interim period income tax accounting for year-to-date losses that exceed anticipated losses. The ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, separate financial statements of legal entities that are not subject to tax and enacted changes in tax laws in interim periods. For private entities, this ASU is effective for fiscal years beginning after December 15, 2021, and interim periods within those years. Early adoption is permitted. The adoption of ASU 2019-12 did not have a material impact on our financial condition, results of operations, and cash flows.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which removes references to various FASB Concepts Statements, properly situates all disclosure guidance in the appropriate disclosure section of the Codification as well as makes other improvements and technical corrections to the Codification that are not expected to have a significant effect on current accounting practice. The changes of this ASU are effective for annual periods beginning after December 15, 2021. The adoption of ASU 2020-10 did not have a material impact on our financial condition, results of operations, or cash flows.

NOTE 3 - REVENUE

Disaggregated Revenues

We disaggregate our revenue from contracts with customers by contract type. The following tables provide information about disaggregated revenue for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022		2021
Revenue by Contract Type
Fixed price	$80,801	94%	$68,487	94%
Time and materials	5,145	6%	4,063	6%
Total	$85,946	100%	$72,550	100%

Contract Assets and Liabilities

Contract assets primarily relate to deferred contract costs for subcontracted launch services, as well as work completed not yet billed for performance obligations that are satisfied over time. Deferred contract costs and unbilled receivables are recorded contract assets on our consolidated balance sheets. Contract assets related to deferred contract costs are amortized straight-line across the life of the long-term service arrangement. Contract assets related to work completed for performance obligations that are satisfied over time are transferred to receivables when the right to consideration becomes unconditional. Contract liabilities relate to billings or consideration received in advance of performance (obligation to transfer goods or services to a customer) under the contract as well as provisions for loss contracts. Contract liabilities are recognized as revenue when the performance obligation has been performed. Current deferred revenue and provisions for loss contracts are recorded in current contract liabilities on our consolidated balance sheets. Long-term deferred revenue and provisions for loss contracts are recorded in long-term contract liabilities on our consolidated balance sheets.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

The following table presents contract assets as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31, 2022	December 31, 2021
Contract Assets
Deferred contract costs	$6,633	$1,800
Unbilled receivables	347	44
Total	$6,979	$1,844

For the years ended December 31, 2022 and 2021, amortization expense associated with deferred contract costs for subcontracted launch services is recorded in cost of services and was $43.3 million and $45.7 million, respectively.

The following table presents contract liabilities as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31, 2022	December 31, 2021
Contract Liabilities
Contract liabilities – current
Deferred revenue	$39,831	$31,644
Contract loss provision	10,120	12,001
Accrued launch costs	6,705	5,984
Total contract liabilities – current	56,656	49,629
Contract liabilities – long-term
Contract loss provision	2,188	10,530
Total contract liabilities – long-term	2,188	10,530
Total contract liabilities	$58,844	$60,159

Revenue recognized from amounts included in contract liabilities at the beginning of the period was $31.4 million and $30.5 million during the years ended December 31, 2022 and 2021, respectively.

Loss Contracts

Contract losses are a result of constraining variable consideration and estimated contract costs exceeding current contract price. The Company experiences favorable or unfavorable changes to contract losses from time to time due to changes in estimated contract costs and modifications that result in changes to contract price. In the year ended December 31, 2022 and 2021, we recorded $(9.3) million and $31.5 million in cumulative (favorable) and unfavorable changes, respectively, related to contracts with customers.

As of December 31, 2022, the status of these loss contracts were as follows:

●	The first contract, for commercial lunar payload services, became a loss contract in 2019 due to the constraint of variable consideration. Variable consideration has been constrained to $0 from a total potential amount of $8.1 million. For the years ended December 31, 2022, and 2021, changes in contract price and estimated contract costs resulted in (favorable) and unfavorable changes of $(11.1) million and $11.7 million, respectively. As of December 31, 2022, and 2021, this contract was approximately 96% complete and 83% complete, respectively. The contract is anticipated to be 100% complete as of March 2023. As of December 31, 2022 and 2021, the reserve for estimated contract losses recorded in other current liabilities in our consolidated balance sheets was $0.4 million and $3.9 million, respectively.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

●	The second contract, for commercial lunar payload services, became a loss contract in 2021 due to the constraint of variable consideration and estimated contract costs exceeding current contract price. Variable consideration has been constrained to $0 from a total potential amount of $7.8 million. For the years ended December 31, 2022, and 2021, changes in estimated contract costs resulted in (favorable) and unfavorable changes of $(4.7) million and $19.3 million, respectively. As of December 31, 2022, and 2021, this contract was approximately 32.5% complete and 4% complete, respectively. The contract is anticipated to be 85% complete and 100% complete as of December 2023 and 2024, respectively. As of December 31, 2022 and 2021, the reserve for estimated contract losses recorded in other current liabilities in our consolidated balance sheets was $9.9 million and $18.5, respectively.

●	The third contract, for commercial lunar payload services, became a loss contract in 2022 due to the constraint of variable consideration and estimated contract costs exceeding current contract price. Variable consideration has been constrained to $0 from a total potential amount of $8.4 million. For the years ended December 31, 2022, and 2021, changes in estimated contract costs resulted in an additional $6.0 million and $0 contract loss, respectively. As of December 31, 2022 this contract was approximately 69.1% complete. The contract is anticipated to be 100% complete as of May 2024. As of December 31, 2022, the reserve for estimated contract losses recorded in other current liabilities in our consolidated balance sheet was $1.9 million.

●	The remaining loss contracts are individually and collectively immaterial.

Remaining Performance Obligations

Remaining performance obligations represent the remaining transaction price of firm orders for which work has not been performed and excludes unexercised contract options. As of December 31, 2022, the aggregate amount of the transaction price allocated to remaining fixed price performance obligations was $101.4 million. The Company expects to recognize revenue on approximately 80-85% of the remaining performance obligations over the next 12 months, 15-20% recognized in 2024 and the remaining thereafter. Remaining performance obligations do not include variable consideration that was determined to be constrained as of December 31, 2022.

For time and materials contracts, we have adopted the practical expedient that allows us to recognize revenue based on our right to invoice; therefore, we do not report unfulfilled performance obligations for time and materials agreements.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

NOTE 4 - PROPERTY AND EQUIPMENT, NET

As of December 31, 2022, and 2021, property and equipment, net consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Leasehold improvements	$1,544	$1,527
Vehicles and trailers	129	129
Computers and software	1,673	1,306
Furniture and fixtures	794	766
Machinery and equipment	2,211	1,962
Construction in progress	17,747	2,282
Property and equipment, gross	24,098	7,972
Less: accumulated depreciation and amortization	(2,922)	(2,123)
Property and equipment, net	$21,176	$5,849

Total depreciation related to property and equipment for the years ended December 31, 2022 and 2021 was $1.1 and $0.8 million, respectively.

As of December 31, 2022 and 2021, the Company pledged property and equipment with net book value of approximately $20.3 million and $4.7 million, respectively, as security for its comprehensive credit facilities with Live Oak Bank.

As of December 31, 2022, Construction in progress includes $10.3 million of construction costs for a lunar operations center as further described in Note 5 - Leases as well as $7.3 million of costs associated with the fabrication of a commercial communications satellite. The Company capitalized interest in connection with construction in progress of $247 thousand and $33 for the years ended December 31, 2022 and 2021, respectively.

NOTE 5 - LEASES

The Company leases real estate for office space and for administrative, research, marketing and light manufacturing operations of the Lessee’s aerospace related research and development business under operating leases. There are no finance leases.

The Company has six real estate leases with lease terms ranging from 16 months to 250 months, some of which contain options to extend and some of which contain options to terminate the lease without cause at the option of lessee.

The Company’s real estate leasing agreements include terms requiring the Company to reimburse the lessor for its share of real estate taxes, insurance, operating costs and utilities which the Company accounts for as variable lease costs when incurred since the company has elected to not separate lease and non-lease components, and hence are not included in the measurement of lease liability. For the years ended December 31, 2022 and 2021, there were no significant variable lease costs. There are no restrictions or covenants imposed by any of the leases, and none of the Company’s leases contain material residual value guarantees.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

In the year ended December 31, 2021, the Company signed a ground lease agreement for the development of a lunar operations center that will serve as a production and testing facility of lunar lander components and other aerospace related operations. The facility is currently under construction, and the lessor will reimburse up to $40 million for certain costs incurred by the Company for design, construction, and development. The Company concluded that it was deemed the owner, for accounting purposes only, of the facility under build-to-suit lease accounting due to its involvement in the construction activities of the facility. Accordingly, the Company is accounting for the construction of the facility as a financing arrangement. As of December 31, 2022, the Company has capitalized $10.3 million of construction in progress and a corresponding financing obligation of $9.1 million. Upon completion of the construction project, the ground lease agreement will have an initial term of 20 years with four optional renewal periods of 5 years each. During the fourth quarter of 2022, construction was completed for a portion of the lunar operations center, and the Company took possession of the completed facility. Upon commencement of the lease, the Company determined that the facility qualified for sale and leaseback accounting, with the leaseback being classified as an operating lease. The Company recorded right-of-use assets and corresponding lease liabilities of approximately $3.1 million. No gain or loss was recognized or deferred on the sale of the facility, as the fair value upon completion was determined to be equal to the carrying value.

As of December 31, 2022, the Company had entered into an operating lease for additional office space that had not yet commenced. The lease commenced in January 2023 with a lease term of 8 months.

The components of total lease expense are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Operating lease cost	$721	$478
Total lease cost	$721	$478

The components of supplemental cash flow information related to operating leases are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Cash paid (received) for amounts included in the measurement of lease liabilities:
Cash flow from operating activities	$832	$633
Weighted Average Lease Term (months)	155	59
Weighted average discount rate	5.7%	6.0%

The Company recorded $10.3 million and zero in property and equipment related to reimbursable leasehold improvement costs incurred as of December 31, 2022 and 2021, respectively.

The supplemental balance sheet information related to operating leases for the period is as follows (in thousands):

	December 31, 2022	December 31, 2021
Long-term right-of-use assets	$4,829	$1,829

Current lease liabilities	$725	$514
Long-term lease liabilities	5,078	2,371
Total operating lease liabilities	$5,803	$2,885

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

The table below includes the estimated future undiscounted cash flows for operating leases as of December 31, 2022 (in thousands):

Year Ending December 31,	Amount
2023	$858
2024	916
2025	768
2026	706
2027	219
Thereafter	5,681
Total undiscounted lease payments	$9,148
Less: imputed interest	3,345
Present value of lease liabilities	$5,803

NOTE 6 - DEBT

The following table summarizes our outstanding debt (in thousands):

	December 31, 2022	December 31, 2021
Credit Mobilization Facility	$20,000	$12,000
First Insurance Funding Loan	—	108
Principal amount of long-term debt	20,000	12,108
Less: deferred financing costs	(39)	—
Less: current maturities	(16,098)	(12,108)
Long-term debt, net of current maturities	3,863	—

As of December 31, 2022, the weighted-average interest rate on short-term borrowings outstanding was 6.55%. As of December 31, 2021, the weighted-average interest rate on short-term borrowings outstanding was 5.25%.

Live Oak Credit Mobilization Credit Facility Line of Credit

On December 12, 2019, we entered into a loan agreement with Live Oak Banking Company which provided a $12.0 million Credit Mobilization Facility with a due date of December 12, 2022 and a $1.0 million line of credit with a due date of December 12, 2020. Both the Credit Mobilization Facility and line of credit bear interest (payable monthly) at a rate per annum equal to 6.0%. The Credit Mobilization Facility and line of credit are secured by substantially all of the assets of the Company. On December 8, 2020 the Company entered into a Loan Modification Agreement with Live Oak Banking Company which amended the terms of the line of credit, including decreasing the maximum principal from $1.0 million to $400 thousand, extending the maturity date from December 12, 2020 to December 10, 2021, and changing the interest rate from 6.0% to a variable interest rate at the prime rate, as published in the Wall Street Journal newspaper, plus 2.0%. On April 30, 2021, we entered into a commitment with Live Oak Banking Company which provided a $12.0 million contract mobilization credit facility with a loan maturity of November 15, 2022, which superseded the existing contract mobilization credit facility. On December 10, 2021 the line of credit expired. The Company had no balance outstanding at that time and did not renew the line of credit.

On July 14, 2022, we entered into the Second Amended and Restated Loan Agreement with Live Oak Banking Company which provided an $8.0 million mobilization credit facility with a loan maturity of July 14, 2024 and extended the maturity date of our existing $12.0 million mobilization credit facility to November 14, 2023. The $8.0 million mobilization credit facility requires early payment of principal upon the completion of certain mission milestones. If the milestones are completed, principal payments of $4.1 million and $3.9 million would be due prior to loan maturity in 2023 and 2024, respectively. The $12.0 million mobilization credit facility requires principal payments of $8.0 million on August 15, 2023 and $4.0 million on November 14, 2023. The mobilization credit facilities bear interest (payable monthly) at a rate per annum equal to the greater of (a) the prime rate, as published in the Wall Street Journal newspaper, plus 2% and (b) 5%. The mobilization credit facilities require the Company to meet certain financial and other covenants and are secured by substantially all of the assets of the Company. There was $20 and $12 million outstanding under the credit mobilization facilities as of December 31, 2022 and 2021, respectively.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Paycheck Protection Program

On April 7, 2020, the Company received loan proceeds of $1.8 million (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP Loan, which was in the form of a promissory note (the “Note”), dated April 7, 2020, between Intuitive Machines and Live Oak Banking Company, as the lender, originally matured on April 7, 2022. Under the terms of the PPP, some or all of the PPP Loan amount may be forgiven if the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act and the Note, such as payroll costs, benefits, rent, and utilities. The Company applied for forgiveness to the Small Business Association (“SBA”) on December 14, 2020. On April 4, 2021, the Company was notified that the PPP Loan was forgiven and recorded a $1.8 million gain on extinguishment of debt.

First Insurance Funding Loans

On August 24, 2021, we entered into a loan agreement with First Insurance Funding (“First FIF Loan”) which provided $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022. On December 3, 2021, we entered into a second loan agreement with First Insurance Funding (“Second FIF Loan”) which provided an additional $0.1 million in credit to be used to purchase certain insurance policies with a due date of May 21, 2022. Both the First FIF Loan and the Second FIF Loan, collectively the “FIF Loans”, bear interest (payable monthly) at a rate per annum equal to 5.9%. There was $— and $0.1 million outstanding under the FIF Loans as of December 31, 2022 and 2021, respectively.

NOTE 7 - INCOME TAXES

The Company is treated as a partnership for tax purposes and therefore not subject to U.S. federal income tax. The Company is subject to Texas Margins Tax. The Company also has a corporate subsidiary, Intuitive Aviation, Inc., that is subject to U.S. federal and state income taxes.

Beginning in 2022, the Tax Cuts and Jobs Act of 2017 (“TCJA”) eliminates the option to deduct research and development expenditures currently and requires taxpayers to capitalize and amortize them. Research and development expenses must be amortized over five years for research performed in the U.S. and 15 years for research performed outside the U.S. Although Congress is considering legislation that would defer the amortization requirement to later years, it is not certain that the provision will be repealed or otherwise modified. The legislation did not have an impact on the tax provision currently because of the Company’s status as a non-taxable entity; however, the Company will monitor this legislation.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

On August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was enacted into law. The IRA contains significant tax law changes, including a corporate alternative minimum tax (“CAMT”) of 15% on adjusted financial statement income for applicable corporations, and a 1% excise tax on stock repurchases after December 31, 2022. The IRA also extends certain federal tax credits and creates new tax credits to promote sustainability initiatives. The IRA did not have a material impact on our consolidated financial statements.

In July 2020, the U.S. Treasury Department released final and proposed regulations on IRC Section 163(j) which limits business interest expense deductions. These regulations apply to tax years beginning January 1, 2021. However, taxpayers may choose to apply these regulations to tax years beginning after December 31, 2017. The Company adopted the final regulations for the year ended December 31, 2021. This did not result in any material impact to the provision.

The Company’s consolidated income tax provision consisted of the following components (in thousands):

	Year Ended December 31,
	2022	2021
Current:
Federal	$—	$—
State	(16)	2
	$(16)	$2
Deferred:
Federal	—	—
State	(7)	—
	$(7)	—

Total income tax provision	$(23)	$2

The reconciliation of the income tax provision computed at the Company’s effective tax rate is as follows (in thousands except for rates):

Years Ended December 31,	2022	2021
Loss before income taxes	$(6,428)	$(35,646)
Statutory income tax rates	21%	21%
Expected income tax benefit	$(1,349)	$(7,486)
Nontaxable entity	$1,348	$7,486
State income tax expense	$(23)	$2
Change in valuation allowance	$1	$—
Total income tax expense	$(23)	$2

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

The Company’s effective tax rates for the years ended December 31, 2022 and 2021 were (0.36)% and 0.01%, respectively. The difference between the Company’s effective tax rate for the period ended December 31, 2022, and the U.S. statutory tax rate of 21% was primarily due to non-taxable income/(loss) passed through and taxable to our partners, a full valuation allowance recorded on the Company’s net US deferred tax assets of Intuitive Aviation, and state taxes.

Significant components of the Company’s deferred tax assets and liabilities related to Intuitive Aviation are as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss	$165	$164
Property and equipment	11	11
Inventory	148	148
Deferred revenue	12	—
Total deferred tax assets	$336	$323
Valuation allowance	(324)	(323)
Net deferred tax assets	$12	$—

Deferred tax liabilities:
481(a) deferred revenue	(5)	—
Total deferred tax liabilities	$(5)	$—
Net deferred tax asset (liability)	$7	—

As of December 31, 2022, Intuitive Aviation had approximately $787 thousand of federal net operating loss carryforwards (“NOL carryforwards”), which do not have an expiration date. The Company’s deferred tax assets, including these NOL carryforwards have been reduced by a valuation allowance due to a determination made that it is more likely than not that some or all of the deferred assets will not be realized based on the weight of all available evidence. The Company continues to closely monitor and weigh all available evidence, including both positive and negative, in making its determination whether to maintain a valuation allowance. As a result of the significant negative weight placed on the Intuitive Aviation’s cumulative negative earnings position, the Company continued to maintain a valuation allowance against its remaining net deferred tax asset at December 31, 2022 and December 31, 2021.

The Company files income tax returns in the U.S., including federal and various state filings. The number of years that are open under the statute of limitations and subject to audit varies depending on the tax jurisdiction. We remain subject to U.S. federal tax examinations for years after 2018.

For the periods ending December 31, 2022, and 2021, the Company has no reserves for uncertain tax positions. The Company has elected to record interest and penalties associated with uncertain tax positions as general and administrative expenses.

NOTE 8 - SAFE AGREEMENTS

As of December 31, 2022, the Company received $4.3 million in proceeds from three new SAFE Agreements which were executed on January 4, 2022, January 5, 2022 and February 8, 2022 (the “New SAFE Agreements”). Proceeds from the New SAFE Agreements will be used to fund operations. The New SAFE Agreements are subject to the same terms and conditions as previous SAFE Agreements.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

As of December 31, 2021, the Company received $13.0 million in cash related to two SAFE Agreements and 555,556 shares of Series X Convertible Preferred Stock of Intuitive Aviation valued at $1.5 million related to one SAFE Agreement. The SAFE Agreements were executed on September 29, 2021, November 4, 2021 and December 8, 2021. Cash proceeds from the SAFE were used to fund operations.

If an equity financing transaction event, pursuant to which the Company issues and sells preferred stock at a fixed valuation, occurs before the termination of the SAFE, the Company will issue preferred stock to the investor. On the initial close of the equity financing transaction, the SAFE will convert into the number of shares equal to the investment amount divided by either (i) the price per share equal to the valuation cap, as established in the SAFE, divided by the Company capitalization or (ii) 90% of the lowest price per share sold in the equity financing transaction, whichever calculation results in the greatest number of shares.

If a liquidity event, including a change of control, direct listing, or initial public offering, occurs before the termination of the SAFE, the investor will receive consideration equal to the greater of (i) the investment amount or (ii) the amount payable on the number of shares equal to the investment amount divided by the price per share as determined by taking the valuation cap (defined in the SAFE) divided by the Company capitalization.

In a dissolution event, as defined in the SAFE, the Company will pay the investor an amount equal to the purchase price, due and payable immediately prior to the consummation of the dissolution event.

As of December 31, 2022, the SAFE Agreements along with New SAFE Agreements had not yet converted as a qualifying financing event. Pursuant to the guidance under ASC 480, the Company determined that the SAFE agreements should be recorded as liabilities on the Company’s balance sheet and should be initially and subsequently measured at fair value with the changes in fair value recognized in earnings.

NOTE 9 - MEMBERS’ EQUITY

The Company has two classes of common equity, Class A Common Units (“Class A Units” or “Class A Unit Interests”) and Class B Common Units (“Class B Units” or “Class B Unit Interests”) which are held by Members.

Class A Unit Interests have all the rights, privileges, preferences, and obligations provided for in the amended and restated LLC Agreement dated May 25, 2021, which are generally consistent with an ordinary equity ownership interest. The Company is authorized to issue an unlimited number of Class A Unit Interests. The Class A Unit Interests of the Company are based upon the fair market value of the Company as a whole, at the time of monetary contribution. In accordance with the amended and restated LLC agreement, Class A Unit Interests increased by a multiple of one hundred thousand (100,000) or 1 to 100,000 unit split on May 25, 2021. The Class A members and their respective unit interests uniformly increased. Unless otherwise indicated, the number of Members’ Units outstanding and per-unit amounts in these consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the effect of the unit split. As part of the Unit Split, the par value of our Members’ Units was adjusted from $1 per unit to $0.00001 per unit. As of December 31, 2022 and 2021, there were 122,505,500 and 122,500,000 Class A Units issued and outstanding, respectively.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Class B Unit Interests are non-voting interests and shall not have the right to approve, vote or take action on any issue requiring Member approval, Member voting or Member action as stated in the amended and restated LLC Agreement dated May 25, 2021. The Company is authorized to issue 6,125,000 of Class B Unit Interests. The Unit Interests of the Company are based upon the fair market value of the Company as a whole, at the date of purchase. As of December 31, 2022 and 2021, there were 5,500 and zero Class B Units issued and outstanding. Distributions (including liquidating distributions) are to be made to the Class A Unit Interest owners at a time to be determined by the Board of Managers. Member’s profit and loss distributions are dispersed based on their allocated Class A Unit Interests. Each Member’s equity account will be adjusted for distributions paid to the Member and additional capital contributions that are made by the Member. All revenues, costs and expenses of the Company are allocated to the Member in accordance with the LLC Agreements. Except as otherwise expressly agreed in writing, members of the Company are not personally liable for any obligations of the Company.

NOTE 10 - UNIT-BASED COMPENSATION

2021 Unit Option Plan

On May 25, 2021, the Company’s board of directors adopted, and its members approved the 2021 Unit Option Plan, or the 2021 Plan. The 2021 Plan allows the Company to grant Incentive Unit Options to purchase Class B Unit Interests. Pursuant to the plan, up to 6,125,000 shares of Class B units have been reserved for issuance, upon exercise of the aforementioned Incentive Unit Options made to employees, directors and consultants.

Unit Option Activity

The following table sets forth the summary of unit option activity under the 2022 Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Outstanding as of December 31, 2021	3,043,000	$1.00	6.4	(791,180)
Granted	550,000	4.81	9.9	—
Exercised	(5,500)	1.00	8.7	—
Forfeited/Cancelled	(234,500)	1.00	8.7	—
Balance as of December 31, 2022	3,353,000	$1.63	8.90	$10,643,900
Exercisable as of December 31, 2022	1,195,550	$1.00	8.71	$4,543,090

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of the Company’s units determined by our Board of Directors for each of the respective periods.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

The following table sets forth the summary of weighted-average grant-date fair value of unit options under the 2022 Plan:

Weighted- Average Grant Date Fair Value
Non-vested as of December 31, 2021	$0.30
Granted	3.07
Vested	0.30
Forfeited	0.30
Non-vested as of December 31, 2022	$1.01

Unit-Based Compensation

Unit-based compensation expense was classified in the consolidated statement of operations under general and administrative expense. As of December 31, 2022, the Company had $1.6 million in estimated unrecognized unit-based compensation costs related to outstanding unit options that is expected to be recognized over a weighted average period of 1.90 years.

Valuation of Unit-Based Compensation Awards

The following weighted average assumptions were used to calculate the fair value of each unit option award under the Black-Scholes option pricing model:

	December 31,
	2022	2021
Expected unit price volatility	65 - 70%	45.0%
Risk-free interest rate	2.9 - 3.6%	0.1%
Expected annual dividend yield	—%	—%
Expected term (years)	6.50	1.04

NOTE 11 - FAIR VALUE MEASUREMENTS

The following tables summarize the fair value of assets and liabilities that are recorded in the Company’s consolidated balance sheets as of December 31, 2022 and 2021 at fair value on a recurring basis.

	December 31, 2022
	Frequency of Measurement	Total	Level 1	Level 2	Level 3
Liabilities
SAFE Agreement liabilities	Recurring	$18,314	$—	$—	$18,314
Total liabilities measured at fair value		$18,314	$—	$—	$18,314

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

	December 31, 2021
	Frequency of Measurement	Total	Level 1	Level 2	Level 3
Liabilities
SAFE Agreement liabilities	Recurring	$13,973	$—	$—	$13,973
Total liabilities measured at fair value		$13,973	$—	$—	$13,973

The following tables provides a rollforward of the Company’s SAFE Agreement liabilities discussed in Note 8 - SAFE Agreements.

December 31, 2022
Balance, beginning December 31, 2021	$13,973
Additions	4,250
Change in fair value	91
Balance December 31, 2022	$18,314

The fair value of the SAFE Agreements under the equity financing scenario is estimated using a Monte Carlo simulation approach. The fair value of the SAFE Agreements under the liquidity event and dissolution event scenarios is estimated based on the present value of the purchase amount.

The unobservable inputs used in the fair value measurement of the Company’s SAFE Agreements are the probabilities of future scenarios, volatility, discount rate and risk-free rate. As of December 31, 2022, the probability of an equity financing was 0%, the probability of a liquidity event was 95% and the probability of a dissolution event was 5%. The value under the liquidity event and dissolution event scenarios is based on the present value of the purchase amount. The present value factors are estimated based on a 16.4% discount rate based on venture capital rates of return for December 31, 2022. The periods in which the scenarios are expected to occur for the liquidity event and dissolution events are 0.25 years and 1.0 year, respectively as of December 31, 2022.

As of December 31, 2021, the probability of an equity financing was 45.0%, the probability of a liquidity event was 50.0% and the probability of a dissolution event was 5.0%. As of December 31, 2021, the volatility utilized in the Monte Carlo simulation is 65.0%. The value under the liquidity event and dissolution event scenarios is based on the present value of the purchase amount. The present value factors are estimated based on a 9.6% discount rate based on venture capital rates of return for December 31, 2021. The periods in which the scenarios are expected to occur for the equity financing, liquidity event, and dissolution events are 0.5 years, 1.0 year, and 2.0 years, respectively as of December 31, 2021.

NOTE 12 - EARNINGS PER UNIT

Basic income (loss) per share is computed by dividing net income (loss) attributable to Class A Common Unit holders by the sum of the weighted-average number of units outstanding, representing 122,501,241 units and 122,500,000 for the years ended December 31, 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, there were no dilutive units outstanding.

As a result, the calculation of diluted income (loss) per unit was equal to the calculation of basic income (loss) per unit.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

The following table presents net loss per unit and related information:

	Year Ended December 31,
	2022	2021
	(in thousands, except per unit data)
Basic and diluted:
Net loss	$(6,405)	$(35,648)
Weighted-average common shares outstanding	122,501,241	122,500,000
Basic and diluted net loss per unit	$(0.05)	$(0.29)

NOTE 13 - RELATED PARTY TRANSACTIONS

Intuitive Machines, Intuitive Aviation, and Space Network Solutions have entered into recurring transaction agreements with certain related parties, including sales agreements and loan agreements.

Axiom Space, Inc.

For years ended December 31, 2022 and 2021, the Company had $1.6 million and $0.8 million, respectively, in revenue with Axiom Space, Inc. (“Axiom”) related to engineering services. As of December 31, 2022 and 2021, there were $0.8 million and $0.3 million, respectively, of affiliate accounts receivable related to Axiom. As of December 31, 2022, the affiliate accounts receivable balance has been fully reserved. Kamal Ghaffarian is a member of Management at Intuitive Machines and a member of Management at Axiom. Revenues related to Axiom are incurred in the normal course of business and amounts are settled under normal business terms.

IBX, LLC

For years ended December 31, 2022 and 2021, the Company had $2.1 million and $0.3 million, respectively, in expenses with IBX, LLC (“IBX”) related to management fees. As of December 31, 2022 and 2021, there were $0.4 million and $0.2 million, respectively, of affiliate accounts payable related to IBX expenses. Kamal Ghaffarian is a member of Management at Intuitive Machines and a member of Management at IBX. Expenses related to IBX are incurred in the normal course of business and amounts are settled under normal business terms.

KBR, Inc.

On November 12, 2020, KBR, Inc. (“KBR”) made an initial capital contribution in SNS resulting in a 10% ownership of SNS, previously a wholly owned subsidiary of the Company. For years ended December 31, 2022 and 2021, the Company had $1.9 million and $1.3 million, respectively, in affiliate revenue with KBR related to engineering services. As of December 31, 2022 and 2021, there was $0.3 million and $0.2 million, respectively, of affiliate accounts receivable related to KBR revenue. Revenues related to KBR are incurred in the normal course of business and amounts are settled under normal business terms.

X Energy, LLC

As of December 31, 2022 and 2021, there were $0.1 million and $0 million, respectively, of affiliate accounts payable related to X Energy expenses. Expenses related to X Energy are incurred in the normal course of business and amounts are settled under normal business terms.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

Penumbra, LLC

For years ended December 31, 2022 and 2021, the Company had $0.1 million and $0.2 million, respectively, in expenses with Penumbra, LLC (“Penumbra”) related to license fees. Certain members of executive management at Intuitive Machines have an ownership interest in Penumbra. Expenses related to Penumbra are incurred in the normal course of business.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company applies accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. While the resolution of these legal proceedings and claims cannot be predicted with certainty, management believes the outcome of such matters will not have a material adverse effect on our consolidated financial statements.

NOTE 15 - VARIABLE INTEREST ENTITY

The Company determines whether joint ventures in which it has invested meet the criteria of a variable interest entity or “VIE” at the start of each new venture and when a reconsideration event has occurred. A VIE is a legal entity that satisfies any of the following characteristics: (a) the legal entity does not have sufficient equity investment at risk; (b) the equity investors at risk as a group, lack the characteristics of a controlling financial interest; or (c) the legal entity is structured with disproportionate voting rights.

The Company consolidates a VIE if it is determined to be the primary beneficiary of the VIE. The primary beneficiary has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

IX, LLC Joint Venture

The Company participates in the IX, LLC joint venture (“IX LLC JV”) with X-energy, LLC (X-energy), a nuclear reactor and fuel design engineering company, developing high-temperature gas cooled nuclear reactors and fuel to power them. We hold a 51% interest in the IX LLC JV and X-energy holds a 49% interest. The co-founder and executive chairman of Intuitive Machines is also the co-founder and current member of management of X-energy. Intuitive Machines and X-energy are common controlled entities. We have determined that IX, LLC JV is a variable interest entity and Intuitive Machines is the primary beneficiary because it is most closely associated with the activities of the joint venture. Therefore, we consolidate this VIE for financial reporting purposes.

Intuitive Machines, LLC and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

(table amounts in thousands, except unit and per unit data)

The IX LLC JV was formed to pursue nuclear space propulsion and surface power systems in support of future space exploration goals. In the third quarter of 2022, the IX LLC JV received an award from Battelle Energy Alliance (“BAE”) to design a fission power system that can operate on the surface of the Moon to support sustained lunar presence and exploration of Mars. As of December 31, 2022, the IX LLC JV had total assets of $1.3 million and total liabilities of $1.3 million associated with project execution activities subcontracted to the JV partners and other third parties.

NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information consists of the following (in thousands):

	Year Ended December 31,
	2022	2021
Supplemental cash flow information:
Cash paid for interest, net	$1,013	$230
Cash paid for Texas margin tax	$—	$—
Accrued capital expenditures	$(38)	$—

NOTE 17 - SUBSEQUENT EVENTS

Management has evaluated subsequent events occurring after the date of the financial statements but before the financial statements were issued on March 30, 2023 to determine if there were any such events or transactions that require potential adjustment to or disclosure in the consolidated financial statements. The Company has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

Business Combination with Inflection Point Acquisition Corp.

On February 13, 2023 (the “Closing Date”), Intuitive Machines, Inc. (formerly Inflection Point Acquisition Corp. or “IPAX”) and the Company consummated the previously announced transactions contemplated by that certain Business Combination Agreement (the “Business Combination”), whereby the Company issued certain equity securities to Intuitive Machines, Inc. and appointed Intuitive Machines, Inc. as its managing member in exchange for voting equity securities of Intuitive Machines, Inc. (without economic rights) issued or to be issued to the Company’s existing members prior to the Closing Date. In addition, Intuitive Machines, Inc. contributed approximately $34.1 million in available closing cash to the Company after redemptions of shares by shareholders of IPAX prior to the Closing Date. As a result of the transaction, substantially all of the assets and business of the combined entities are held by the Company. The Business Combination was accounted for as a common control transaction with respect to the Company which is akin to a reverse capitalization, with no goodwill or other intangible assets recorded. Under this method of accounting, IPAX was treated as the “accounting acquiree” and the Company as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of the Company issuing shares for the net assets IPAX, followed by a recapitalization.